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                                                                    EXHIBIT 10.2
                                (DDRC Letterhead)



                                  March 9, 1999

Richard J. Kaplan
14906 Hillbrook Circle
Novelty, Ohio 44072

Dear Mr. Kaplan:

                  This Agreement and Release (this "Agreement") sets forth our mutual understanding and our commitments related to your resignation as of March 1, 1999. This Agreement is final and binding on you and Developers Diversified Realty Corporation, an Ohio corporation (the "Company"). You and the Company are parties to an employment agreement dated as of March 6, 1998 (your "Employment Agreement"). No commitment, obligation or claim arising out of or related to your employment relationship with the Company, your separation from employment or your Employment Agreement not contained herein will be asserted, supported or permitted by you or recognized by the Company.

                  1. EFFECTIVE DATE. The effective date of your resignation, which is hereby accepted by the Company, is March 1, 1999.

                  2. TERMINATION PAYMENTS. As consideration for your promises contained in this Agreement and the continuation of all of the provisions of Paragraph 6, entitled "Covenants and Confidential Information," of your Employment Agreement, as described in Paragraph 13:

                     a. On or before April 5, 1999, if you do not cancel this
                  Agreement on or before that date, you will receive a one-time, lump sum termination payment of $802,500, representing all bonuses due and payable under your Employment Agreement, the advance payment of the base pay under your Employment Agreement through December 31, 2000 and bonuses that could be payable under your Employment Agreement, as well as consideration for your execution of this Agreement; and

                     b. The Company will accept your resignation from employment effective March 1, 1999 and will maintain your current salary and benefits including commission until that date.

                  3. COBRA. The Company will provide you with the necessary information and forms related to your option to purchase continued medical coverage for up to 18 months, beginning March 1, 1999, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). All insurance, including medical, dental and life, that has covered you while employed by the Company will be discontinued as of March 1, 1999. As partial consideration for your execution of this Agreement, applicable COBRA premiums to provide coverage for you will be paid by the Company until December 31, 1999, so long as you continue to qualify for COBRA coverage during that period.

                  4. VACATION. You agree that the payments made pursuant to Paragraph 2 cover the value of any accrued vacation owed to you.

                  5. TAXES. All payments made under this Agreement shall be subject to applicable taxes and minimum withholding as prescribed by law. You agree that you will be solely responsible for the payment of any taxes that may be required to be paid by you or on your behalf based on, or as a result of, payments made in accordance with this Agreement.


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Richard J. Kaplan
March 9, 1999
Page 2 of 5

                  6. TERMINATION OF BENEFITS. You agree that the Company may terminate the payments and benefits due under this Agreement if you breach the terms of this Agreement in any material respect and such breach is not cured by you within 30 days after your receipt of written notice from the Company.

                  7. RELEASE. Other than as set forth in this Agreement, you have no further monies, bonuses, benefits or entitlements coming or accruing from the Company or the Released Parties (as defined herein).

                  In consideration of the payments and agreements described in this Agreement, you, for yourself and for your executors, administrators, assigns and heirs (including your spouse and family members), fully and forever release the Company and the Released Parties, from and of any and all actions, suits, claims, issues, charges, allegations, demands, disputes, liabilities, debts or sums of money of any kind or nature whatever, which you have or may have, on or prior to the date hereof, including but not limited to, those arising directly or indirectly as a result of or out of your employment by the Company, your Employment Agreement or your separation from employment.

                  This release specifically includes any actions sounding in or related to tort, contract or discrimination of any kind, including but not limited to any and all claims arising under any federal, state or local laws prohibiting age, race, sex, disability and other forms of discrimination, including but not limited to age discrimination claims under the Age Discrimination in Employment Act, claims under Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, or arising under any other federal, state or local statute relating to employment.

                  You understand that you may be replaced by a younger individual and expressly agree that among the claims being released herein are any and all claims that might arise out of any such action by the Company or the Released Parties. You voluntarily waive any right to seek reemployment by the Company.

                  You also agree that neither you nor anyone acting on your behalf will file, claim, sue, or cause or permit to be filed or claimed, any action for damages or other relief against the Company or the Released Parties involving any matter occurring prior to the date of this Agreement, or involving the effects of actions or practices which arose prior to the date of this Agreement. You further agree that you will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims which you have asserted or could have asserted against the Company or the Released Parties.

                  Further, you agree that this Agreement meets the requirements of the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers' Benefit Protection Act of 1990 ("OWBPA"), including the provisions of 29 U.S.C. sec. 626(f)(1) regarding specific requirements for the waiver of rights and claims thereunder in any way arising prior to the execution of this Agreement. Those requirements include that you understand and acknowledge that by executing this Agreement:

                           a. You are knowingly and voluntarily waiving any and
                  all rights and claims you may have under the ADEA and OWBPA;

                           b. You are receiving hereunder consideration in
                  addition to anything of value to which you are already entitled;

                           c. You have been advised to consult with an attorney
                  of your choice prior to executing this Agreement;

                           d. You have carefully read this Agreement, know and
                  understand its contents and its significance, and intend to be bound by its terms;


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Richard J. Kaplan
March 9, 1999
Page 3 of 5

                           e. You have been given a period of 21 days, if
                  needed, to consider this Agreement and its contents and ramifications; and

                           f. You will be given seven days following execution
                  of this Agreement to revoke it, since it will not become effective or enforceable and no payments will be made under this Agreement until that seven day revocation period has expired.

                  You agree that the contents of this Paragraph 7 not only release the Company and the Released Parties from any and all claims as stated herein which you could or may make on your own behalf, but also those claims which could or may be made by any other person or entity (including your spouse and family members).

                  It is further understood and agreed that this entire Agreement is not to be construed as an admission of liability by the Company or the Released Parties. Further, the payment of monies under this Agreement does not constitute an admission by or on behalf of the Company or the Released Parties that you are entitled to such payment pursuant to any policy or practice.

                  8. DEFERRED COMPENSATION PLANS. You were a participant in the Company's Elective Deferred Compensation Plan. You are entitled to amounts due under that plan, if any, in accordance with the distribution, withdrawal and vesting rules under that plan. The Company will provide you with information regarding that plan prior to April 15, 1999.

                  9. OPTIONS. You were granted options to purchase the Company's common shares, without par value, pursuant to plans maintained by the Company for that purpose. You acknowledge and agree that, under the terms of the options granted to you, all of your options will be forfeited on the date of your resignation.

                  10. LOAN FROM THE FIRST NATIONAL BANK OF CHICAGO, AS AGENT. You agree to offer to the Company's executive officers all of the shares of the Company you purchased in November 1998 under the personal loan program provided by The First National Bank of Chicago, as agent, and certain other lenders to executive officers of the Company, provided that any executive officer purchasing shares from you shall agree to assume and release you from a pro rata share of your obligations under that loan program. If all of the shares you purchased under that loan program are not acquired, and all of your obligations are not assumed, by the Company's executive officers, the Company agrees that until such time as all of the other executive loans are paid in full pursuant to that loan program, the Company will (i) continue all guarantees made by the Company and its subsidiaries under that loan program and (ii) not direct or take any action to cause your loan under that program to be accelerated or called prior to its scheduled maturity date.

                  11. CONSULTATION. You agree to make yourself available on a mutually agreeable basis to consult with the Company in connection with certain current or prospective matters between March 1, 1999 and December 31, 1999, and you will receive $1,000 per month during that period for this consulting.

                  12. COMPANY PROPERTY. You agree to repay to the Company any outstanding debts or non-reimbursable expenses, and to return all computer equipment, credit cards, telephone cards, cellular telephones, keys and other equipment or property of the Company in your possession prior to March 15, 1999.

                  13. NO FURTHER OBLIGATIONS. You expressly acknowledge that the Company has no further obligations to you pursuant to your Employment Agreement, which Employment Agreement is agreed void and of no further effect as of March 1, 1999, except for all of the provisions of Paragraph 6,

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Richard J. Kaplan
March 9, 1999
Page 4 of 5

entitled "Covenants and Confidential Information," of your Employment Agreement which shall continue in effect until December 31, 2000. The Company's obligations are only as detailed in this Agreement.

                  14. ACKNOWLEDGMENT. You acknowledge that the payment referred to in Paragraph 2 and the benefits provided under Paragraph 3 are solely in exchange for the promises in this Agreement and are not normally available under the Company's policies to employees. You further acknowledge that such payments and benefits do not constitute an admission by the Company or the Released Parties of liability or of violation of any applicable law or regulation. The Company expressly denies any liability or alleged violation and states that payments and promises are being made solely for the purpose of effectuating a mutually amicable separation of you from your employment with the Company.

                  15. NON-DISPARAGEMENT. You agree not to disparage, directly or indirectly, the Company or the Released Parties or any of their personnel, management, products, services or practices.

                  16. CONFIDENTIALITY OF AGREEMENT. You agree to keep all provisions, terms and conditions of the Agreement confidential, and you shall not disclose them to any person not a party hereto other than your counsel, spouse and tax advisor, under any circumstances, except as required by law.

                  17. NO FURTHER PROMISES. You agree that no promise has been made to you except those contained in this Agreement which sets forth the entire understandings of the parties.

                  18. REVOCATION OF AGREEMENT. You may revoke and cancel this Agreement in writing at any time within seven days after your execution of this Agreement by providing written notice of revocation to the Company. If you do so revoke, this Agreement will be null and void and the Company will have no obligation to make the payments or fulfill the obligations contained herein. This Agreement shall not become effective and enforceable until after the expiration of that seven day revocation period. After such time, if there has been no revocation, this Agreement shall be fully effective and enforceable.

                  19. SUCCESSORS AND ASSIGNS. This Agreement will also be binding on you, and your heirs, successors and assigns. This Agreement releases the Company and its successors, assigns, divisions, parents or affiliates, officers, directors, shareholders, members, employees, heirs, agents and counsel, including, without limitation, any and all management and supervisory employees (collectively, the "Released Parties").

                  20. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and this Agreement cannot be modified, varied or altered, except in a writing signed by both parties hereto.

                  21. ENFORCEABILITY. If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforced.

                  22. OHIO LAW. This Agreement shall be governed by the laws of the State of Ohio.


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Richard J. Kaplan
March 9, 1999
Page 5 of 5


                  Please confirm that the foregoing correctly states the understanding between us by signing and returning to the Company a counterpart hereof.


                              DEVELOPERS DIVERSIFIED REALTY CORPORATION



                              By: /s/ James A. Schoff
                              Name: James A. Schoff
                              Title: Vice Chairman and Chief Investment Officer




Accepted and agreed to as of the date hereof:



    /s/ Richard J. Kaplan
------------------------------
        Richard J. Kaplan